UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2019

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, Houston, Texas U.S.A. 77056

62 Buckingham Gate, London, United Kingdom SW1E 6AJ

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, par value $0.01 per share	SLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On July 17, 2019, Paal Kibsgaard notified the Board of Directors (the “Board”) of Schlumberger Limited (the “Company”) of his retirement as Chief Executive Officer of the Company, effective August 1, 2019. Mr. Kibsgaard will also step down as Chairman of the Board and as a member of the Board as of that date. Mr. Kibsgaard’s retirement follows more than 22 years of service at the Company, including eight years as Chief Executive Officer and four years as Chairman of the Board.

(c)

Effective August 1, 2019, Olivier Le Peuch, 55, will become the Company’s Chief Executive Officer. Mr. Le Peuch joined Schlumberger in 1987 as an electrical engineer and has served as the Company’s Chief Operating Officer since February 2019. In his 32 years with the Company, he has held a variety of global management positions, including Executive Vice President Reservoir & Infrastructure (May 2018 to February 2019); President of the Cameron product lines (February 2017 to May 2018); President of Schlumberger Completions (October 2014 to January 2017); and Vice President of Engineering, Manufacturing and Sustaining (August 2010 to September 2014). Earlier in his career, Mr. Le Peuch was GeoMarket Manager for the North Sea, and President of Software Integrated Solutions. Mr. Le Peuch has a master’s degree in microelectronics from the Bordeaux University of Science.

On July 17, 2019, the Board, upon recommendation of the Compensation Committee of the Board, approved the following changes to Mr. Le Peuch’s compensation in connection with his appointment as Chief Executive Officer:

•	an increase in his annual base salary to $1,400,000;

•	annual cash incentive range from 0% to 150% of base salary; and

•

a performance share unit (“PSU”) grant with a grant date fair value of approximately $10.5 million, on the same terms and conditions as the 2019 PSU grants to the Company’s named executive officers, as described in the Company’s definitive proxy statement filed on February 21, 2019.

Mr. Le Peuch has no familial relationships nor related person transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his appointment described above.

(d)

On July 17, 2019, upon the recommendation of the Nominating and Governance Committee of the Board, the Board appointed Mr. Le Peuch as a director in accordance with the Company’s Articles of Incorporation. Mr. Le Peuch’s appointment to the Board is effective August 1, 2019.

(e)

In connection with Mr. Kibsgaard’s retirement, the Company and Mr. Kibsgaard entered into an agreement (the “Agreement”), effective as of August 1, 2019, setting forth, among other things, Mr. Kibsgaard’s agreement to provide certain services to the Company through July 31, 2022 (the “Term”) to help foster an orderly transition, and a three-year non-competition covenant.

Under the Agreement, Mr. Kibsgaard will receive payments and benefits during the Term consisting of (1) annual base salary of $2,000,000, to be paid in accordance with the Company’s standard employee payroll practices; (2) medical and pension benefits for which he is eligible as an employee; (3) cash in an amount equal to his accrued and unused vacation as of August 1, 2019; (4) a cash incentive award for 2019, to be paid in early 2020 based on achievement of previously-established personal and financial performance targets; and (5) reimbursement for reasonable business expenses incurred in the normal course of performing his duties under the Agreement.

During the Term, Mr. Kibsgaard will generally continue to vest in stock options and performance share unit awards previously awarded to him, in accordance with the terms of the applicable award agreements and omnibus stock incentive plans.

The Agreement also contains confidentiality, noncompetition and non-disparagement covenants. In connection with the Agreement, Mr. Kibsgaard entered into a release and waiver.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

Item 7.01	Regulation FD Disclosure.

On July 19, 2019, the Company issued a press release announcing, among other things, the retirement of Mr. Kibsgaard as Chief Executive Officer; the appointment of Mr. Le Peuch to that position; and the appointment of Mark G. Papa as Chairman of the Board. A copy of the press release is included with this Form 8-K as Exhibit 99 and incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The exhibit listed below is furnished pursuant to Item 9.01 of this Form 8-K.

99	Press release of Schlumberger Limited dated July 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER LIMITED

/s/ Saul R. Laureles
Saul R. Laureles
Assistant Secretary

Date: July 19, 2019